Exhibit 10.4

OMNIBUS AGREEMENT

This Omnibus Agreement (“Agreement”) is entered into on, and effective as of, the Closing Date among Marathon Petroleum Corporation, a Delaware corporation (“MPC”), on behalf of itself and the other MPC Entities, Marathon Petroleum Company LP, a Delaware limited liability partnership (“MPCLP”), MPL Investment LLC, a Delaware limited liability company, MPLX LP, a Delaware limited partnership (the “Partnership”), MPLX GP LLC, a Delaware limited liability company (the “General Partner”), and MPLX Pipe Line Holdings LP, a Delaware limited partnership (“Holdings”).

RECITALS

1. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article II, with respect to certain indemnification obligations of the Parties to each other.

2. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article III, with respect to the amount to be paid by the Partnership for the centralized corporate services to be performed by MPC and its Affiliates (including the General Partner) for and on behalf of the Partnership Group.

3. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article IV, with respect to the granting of certain licenses between the Parties.

In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

Definitions

1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Administrative Fee” is defined in Section 3.2(a).

“Affiliate” is defined in the Partnership Agreement.

“Assets” means all gathering pipelines, transportation pipelines, storage tanks, underground storage caverns, barge docks, pump stations, metering stations, vehicles, related equipment, offices, real estate, contracts and other assets, or portions thereof, conveyed, contributed or otherwise transferred or intended to be conveyed, contributed or otherwise transferred pursuant to the Contribution Agreement to any Group Member, or owned by, leased by or necessary for the operation of the business, properties or assets of any Group Member as of the Closing Date.

“Closing Date” means [            ], 2012.

“Common Units” is defined in the Partnership Agreement.

“Confidential Information” means any proprietary or confidential information that is competitively sensitive material or otherwise of value to a Party or its Affiliates and not generally known to the public, including trade secrets, scientific or technical information, design, invention, process, procedure, formula, improvements, product planning information, marketing strategies, financial information, information regarding operations, consumer and/or customer relationships, consumer and/or customer identities and profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of a Party or its Affiliates and the consumers, customers, clients and suppliers of any of the foregoing. Confidential Information includes such information as may be contained in or embodied by documents, substances, engineering and laboratory notebooks, reports, data, specifications, computer source code and object code, flow charts, databases, drawings, pilot plants or demonstration or operating facilities, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation (including data in computer or other digital format) of the foregoing; provided, however, that Confidential Information does not include information that a receiving Party can show (A) has been published or has otherwise become available to the general public as part of the public domain without breach of this Agreement, (B) has been furnished or made known to the receiving Party without any obligation to keep it confidential by a third party under circumstances which are not known to the receiving Party to involve a breach of the third party’s obligations to a Party or (C) was developed independently of information furnished or made available to the receiving Party as contemplated under this Agreement.

“Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of the Closing Date, among the General Partner, the Partnership, MPL Investment LLC and certain other MPC Entities, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.

“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“Covered Environmental Losses” is defined in Section 2.1.

“Employee Services Agreements” means, collectively, (a) that certain Employee Services Agreement, dated as of [ ● ], 2012, by and among the General Partner, Catlettsburg Refining LLC, a Delaware limited liability company, and MPLX Terminal and Storage LLC, a Delaware limited liability company, and (b) that certain Employee Services Agreement, dated as of [ ● ], 2012, by and among the General Partner, Marathon Petroleum Logistics Services LLC, a Delaware limited liability company, and Marathon Pipe Line LLC, a Delaware limited liability company.

“Environmental Deductible” is defined in Section 2.6.

“Environmental Laws” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law relating to pollution or protection of human health, natural resources, wildlife and the environment or workplace health or safety including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq., the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. §§6901 et seq., the Clean Air Act, as amended, 42 U.S.C. §§7401 et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. §§1251 et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. §§2601 et seq., the Oil Pollution Act of 1990, 33 U.S.C. §§2701 et seq., the Safe Drinking Water Act of 1974, as amended, 42 USC §§300f et seq., the Hazardous Materials Transportation Act of 1994, as amended, 49 U.S.C. §§ 5101 et seq., and other environmental conservation and protection laws and the Occupational Safety and Health Act of 1970, 29 U.S.C. §§ 651 et seq, and the regulations promulgated pursuant thereto, and any state or local counterparts, each as amended from time to time.

“Environmental Permit” means any permit, approval, identification number, license, registration, certification, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law, including applications for renewal of such permits in which the application allows for continued operation under the terms of an expired permit.

“Governmental Authority” means any federal, state, tribal, foreign or local governmental entity, authority, department, court or agency, including any political subdivision thereof, exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, and including any arbitrating body, commission or quasi-governmental authority or self-regulating organization of competent authority exercising or enlisted to exercise similar power or authority.

“Group Member” is defined in the Partnership Agreement.

“Hazardous Substance” means (a) any substance, whether solid, liquid, gaseous, semi-solid, or any combination thereof, that is designated, defined or classified as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including, without limitation, any hazardous substance as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, and including asbestos and lead-containing paints or coatings, and (b) petroleum, oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel, and other refined petroleum hydrocarbons.

“Holdings Business” means the businesses and operations of Holdings and its Subsidiaries, including any Assets used in connection therewith.

“Identification Deadline” means the fifth anniversary of the Closing Date.

“Indemnified Party” means the Party entitled to indemnification in accordance with Article II.

“Indemnifying Party” means the party from whom indemnification may be sought in accordance with Article II.

“Limited Partner” is defined in the Partnership Agreement.

“Losses” means any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent.

“Mediation Notice” is defined in Section 6.2(b).

“MPC Entities” means MPC and any Person controlled, directly or indirectly, by MPC other than a Group Member.

“MPC License” is defined in Section 4.1.

“MPC Marks” is defined in Section 4.1.

“MPLX License” is defined in Section 4.3.

“MPLX Marks” is defined in Section 4.3.

“MPLX Trademark” is defined in Section 4.3.

“Non-Holdings Assets” means all Assets owned, directly or indirectly, by any Group Member other than Holdings and its Subsidiaries.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of MPLX LP, dated as of the Closing Date.

“Partnership Change of Control” means MPC ceases to control the general partner of the Partnership.

“Partnership Group” is defined in the Partnership Agreement.

“Party” means a signatory to this Agreement.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization association, government agency or political subdivision thereof or other entity.

“Representative” is defined in Section 6.1(a).

“Retained Assets” means all pipelines, storage tanks, vehicles, truck racks, terminal facilities, offices and related equipment, real estate, contracts and other related assets, or portions thereof owned by any of the MPC Entities that were not directly or indirectly conveyed, contributed or otherwise transferred to the Partnership Group pursuant to the Contribution Agreement or the other documents referenced in the Contribution Agreement.

“Subsidiary” is defined in the Partnership Agreement.

1.2 Rules of Construction. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

(a) If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(b) The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(c) A reference to any Party to this Agreement or another agreement or document includes the Party’s successors and assigns.

(d) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

(e) The words “including,” “include,” “includes” and all variations thereof shall mean “including without limitation.”

(f) The word “or” shall have the inclusive meaning represented by the phrase “and/or.”

(g) The words “shall” and “will” have equal force and effect.

(h) The schedules and exhibits identified in this Agreement are incorporated herein by reference and made a part of this Agreement.

(i) References to “$” or to “dollars” shall mean the lawful currency of the United States of America.

ARTICLE II

Indemnification

2.1 Environmental Indemnification.

(a) Each of MPL Investment LLC and MPCLP, jointly and severally, shall indemnify, defend and hold harmless the Partnership Group from and against any Losses suffered or incurred by the Partnership Group, directly or indirectly, by reason of or arising out of:

(i) any violation of Environmental Laws in effect prior to the Closing Date;

(ii) any environmental event, condition or matter associated with or arising from the ownership or operation of the Assets (including the presence of Hazardous Substances on, under, about or migrating to or from the Assets or the disposal or the release of Hazardous Substances generated by operation of the Assets at non-Asset locations) including (A) the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, risk-based closure activities, or other corrective action required or necessary under Environmental Laws and (B) the cost and expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws in effect prior to the Closing Date; and

(iii) any environmental event, condition or matter associated with or arising from the Retained Assets, whether occurring before, on or after the Closing Date and whether occurring under Environmental Laws in effect prior to, at or after the Closing Date;

provided, however, that with respect to any violation under Section 2.1(a)(i) or any environmental event, condition or matter included under Section 2.1(a)(ii) that is associated with the ownership or operation of the Assets, MPL Investment LLC and MPCLP will be obligated to indemnify the Partnership Group only to the extent that such violation or environmental event, condition or matter (x) was caused by the consummation of the transactions contemplated by the Contribution Agreement or commenced, occurred or existed before the Closing Date under Environmental Laws in effect prior to the Closing Date and (y) MPC is notified in writing of such violation, event, condition or environmental matter prior to the Identification Deadline. Losses subject to indemnification in this Section 2.1(a) are referred to collectively as “Covered Environmental Losses”.

(b) The Partnership Group shall indemnify, defend and hold harmless the MPC Entities from and against any Losses suffered or incurred by the MPC Entities, directly or indirectly by reason of or arising out of:

(i) any violation of Environmental Laws in effect on or after the Closing Date associated with or arising from the ownership or operation of the Non-Holdings Assets on or after the Closing Date; and

(ii) any environmental event, condition or matter associated with or arising from the ownership or operation of the Non-Holdings Assets on or after the Closing Date (including the presence of Hazardous Substances on, under, about or migrating to or from the Non-Holdings Assets or the disposal or the release of Hazardous Substances generated by operation of the Non-Holdings Assets at non-Asset locations) including (A) the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, risk-based closure activities, or other corrective action required or necessary under Environmental Laws in effect on or after the Closing Date, and (B) the cost or expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws in effect on or after the Closing Date;

and regardless of whether such violation under Section 2.1(b)(i) or such environmental event, condition or matter included under Section 2.1(b)(ii) occurred before or after the Closing Date, in each case, to the extent that any of the foregoing are not Covered Environmental Losses (without giving effect to the Environmental Deductible).

(c) Holdings shall indemnify, defend and hold harmless the MPC Entities from and against any Losses suffered or incurred by the MPC Entities, directly or indirectly, by reason of or arising out of:

(i) any violation of Environmental Laws in effect on or after the Closing Date associated with or arising from the ownership or operation of the Holdings Business on or after the Closing Date; and

(ii) any environmental event, condition or matter associated with or arising from the ownership or operation of the Holdings Business on or after the Closing Date (including the presence of Hazardous Substances on, under, about or migrating to or from the Holdings Business or the disposal or the release of Hazardous Substances generated by operation of the Holdings Business at non-Asset locations) including (A) the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, risk-based closure activities, or other corrective action required or necessary under Environmental Laws in effect on or after the Closing Date, and (B) the cost or expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws in effect on or after the Closing Date;

and regardless of whether such violation under Section 2.1(c)(i) or such environmental event, condition or matter included under Section 2.1(c)(ii) occurred before or after the Closing Date, in each case, to the extent that any of the foregoing are not Covered Environmental Losses (without giving effect to the Environmental Deductible).

2.2 Employees. MPCLP shall indemnify, defend and hold harmless the Partnership Group from and against any Losses suffered or incurred by the Partnership Group by reason of or arising out of the transfer of any employees to MPCLP or its Subsidiaries as described in Section 5.1.

2.3 Right of Way Indemnification. Each of MPL Investment LLC and MPCLP, jointly and severally, shall indemnify, defend and hold harmless the Partnership Group from and against any Losses suffered or incurred by the Partnership Group by reason of or arising out of (a) the failure of the applicable Group Member to be the owner of such valid and indefeasible easement rights or fee ownership or leasehold interests in and to the lands on which any of the Assets conveyed or contributed to the applicable Group Member on the Closing Date is located as of the Closing Date, and such failure renders the Partnership Group liable to a third party or unable to use or operate the Assets in substantially the same manner that the Assets were used and operated by the applicable MPC Entity immediately prior to the Closing Date; (b) the failure of the applicable Group Member to have the consents, licenses and permits necessary to allow (1) any pipeline included in the Assets to cross the roads, waterways, railroads and other areas upon which any such pipeline is located as of the Closing Date, or (2) the transfer of any of the Assets to the Partnership Group, in each case, where such failure renders the Partnership Group liable to a third party or unable to use or operate the Assets in substantially the same manner that the Assets were used and operated by the applicable MPC Entity immediately prior to the Closing Date; and (c) the cost of curing any condition set forth in Section 2.3(a) or (b) that does not allow any Asset to be operated in accordance with prudent industry practice, in each case to the extent that MPCLP is notified in writing of any of the foregoing prior to the Identification Deadline.

2.4 Additional Indemnification.

(a) Each of MPL Investment LLC and MPCLP, jointly and severally, shall indemnify, defend, and hold harmless the Partnership Group from and against any Losses suffered or incurred by the Partnership Group by reason of or arising out of:

(i) events and conditions to the extent caused by the consummation of the transactions contemplated by the Contribution Agreement or associated with the ownership or operation of the Assets and occurring before the Closing Date (other than Covered Environmental Losses which are provided for under Section 2.1). For the avoidance of doubt, the Parties agree that the Partnership Group shall be entitled to indemnification by MPL Investment LLC and MPCLP under this Section 2.4(a)(i) for those litigation matters listed on Schedule A;

(ii) events and conditions associated with the Retained Assets, whether occurring before, on or after the Closing Date;

(iii) all federal, state and local tax liabilities attributable to the ownership or operation of the Assets on or prior to the Closing Date, including under Treasury Regulation Section 1.1502-6, as it may be amended (or any similar provision of state or local law), and any such tax liabilities that may result from the consummation of the formation transactions for the Partnership Group and the General Partner occurring prior to the Closing Date or from the consummation of the transactions contemplated by the Contribution Agreement; and

(iv) the failure of the Partnership Group to have on the Closing Date any consent, license, permit or approval necessary to allow the Partnership Group to own or operate the Assets in substantially the same manner that the Assets were owned or operated immediately prior to the Closing Date.

(b) The Partnership Group shall indemnify, defend, and hold harmless the MPC Entities from and against any Losses suffered or incurred by the MPC Entities by reason of or arising out of events and conditions to the extent associated with the ownership or operation of the Non-Holdings Assets and occurring after the Closing Date (other than Covered Environmental Losses which are provided for under Section 2.1(a) and Losses for which the Partnership Group is indemnifying the MPC Entities under Section 2.1(b)), unless such indemnification would not be permitted by any Group Member under the Partnership Agreement;

(c) Holdings shall indemnify, defend, and hold harmless the MPC Entities from and against any Losses suffered or incurred by the MPC Entities by reason of or arising out of events and conditions to the extent associated with the ownership or operation of the Holdings Business and occurring after the Closing Date (other than Covered Environmental Losses which are provided for under Section 2.1(a) and Losses for which Holdings is indemnifying the MPC Entities under Section 2.1(c)), unless such indemnification would not be permitted by any Group Member under the Partnership Agreement.

2.5 Indemnification Procedures.

(a) The Indemnified Party agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification under this Article II, it will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim.

(b) The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article II, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such claim or any matter or any issues relating thereto; provided, however, that no such settlement for only the payment of money shall be entered into without the consent of the Indemnified Party unless it includes a full release of the Indemnified Party from such claim; provided further, that no such settlement containing any form of injunctive or similar relief shall be entered into without the prior written consent of the Indemnified Party, which consent shall not be unreasonably delayed or withheld.

(c) The Indemnified Party agrees to cooperate in good faith and in a commercially reasonable manner with the Indemnifying Party, with respect to all aspects of the defense of and pursuit of any counterclaims with respect to any claims covered by the indemnification under this Article II, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense and counterclaims, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and counterclaims, the making available to the Indemnifying Party of any employees of the Indemnified Party and the granting to the Indemnifying Party of reasonable access rights to the properties and facilities of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records, and other information furnished by the Indemnified Party pursuant to this Section 2.5. The obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence shall not be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of and pursuit of any counterclaims with respect to any claims covered by the indemnification set forth in this Article II; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense and counterclaims. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense and counterclaims.

(d) In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Indemnified Party as a result of such claim and (ii) all amounts recovered by the Indemnified Party under contractual indemnities from third Persons.

2.6 Limitations Regarding Indemnification.

(a) With respect to Covered Environmental Losses under Section 2.1(a)(i) or Section 2.1(a)(ii) that arise out of an event, condition or matter that is first discovered after the Closing Date, neither MPL Investment LLC nor MPCLP shall be obligated to indemnify, defend and hold harmless the Partnership Group until such time as the total aggregate amount of Losses incurred by the Partnership Group for such Covered Environmental Losses exceeds $500,000 (the “Environmental Deductible”), at which time MPL Investment LLC and MPCLP shall be obligated to indemnify the Partnership Group for the excess of such Covered Environmental Losses over the Environmental Deductible. For the avoidance of doubt, it is agreed that the Environmental Deductible shall not apply to any Covered Environmental Losses incurred by the Partnership Group attributable to those locations identified on Schedule B.

(b) For the avoidance of doubt, there is no deductible with respect to the indemnification owed by any Indemnifying Party under any portion of this Article II other than that described in Section 2.6(a) and no monetary cap on the amount of indemnity coverage provided by any Indemnifying Party under this Article II.

(c) NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY’S INDEMNIFICATION OBLIGATION HEREUNDER COVER OR INCLUDE CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL OR SIMILAR DAMAGES OR LOST PROFITS (INCLUDING ANY DIMINUTION IN VALUE OF ANY PARTY’S RESPECTIVE INVESTMENT IN HOLDINGS OR THE PARTNERSHIP) SUFFERED BY ANY OTHER PARTY ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT, EXCEPT AS A REIMBURSEMENT FOR ANY SUCH DAMAGES AS ARE PAID TO A GOVERNMENTAL ENTITY OR OTHER THIRD PARTY.

ARTICLE III

General and Administrative Services

3.1 General. MPC agrees to provide, and agrees to cause its Affiliates to provide, to the General Partner, for the Partnership Group’s benefit, the centralized general and administrative services that MPC and its Affiliates have traditionally provided in connection with the ownership and operation of the Assets, which consist of the services set forth on Schedule C (the “General and Administrative Services”). Absent the written agreement of the Parties to the contrary, the Parties agree that the General and Administrative Services will be performed in Ohio and will be received by the General Partner, for the benefit of the Partnership Group, at the General Partner’s principal place of business.

3.2 Administrative Fee.

(a) As consideration for MPC’s provision of the General and Administrative Services, the Partnership Group will pay to MPC an annual fee that will reflect the costs incurred by MPC and its Affiliates in providing such General and Administrative Services (other than those costs for which MPC and its Affiliates are entitled to reimbursement pursuant to Section 3.3), as determined in good faith by MPC in accordance with Schedule C (the “Administrative Fee”). For the avoidance of doubt, the Parties hereby acknowledge and agree that the Administrative Fee will cover the fully burdened cost of the General and Administrative Services provided by MPC and its Affiliates to the Partnership Group, as well as any third party costs actually incurred by MPC and its Affiliates on behalf of the Partnership Group in providing such General and Administrative Services (other than those costs for which MPC and its Affiliates are entitled to reimbursement pursuant to Section 3.3), including the following:

(i) the compensation and employee benefits of employees of MPC or its Affiliates (and any employment taxes related thereto), to the extent, but only to the extent, such employees perform General and Administrative Services for the Partnership Group’s benefit. With respect to employees that do not devote all of their business time to the Partnership Group, such compensation and employee benefits shall be allocated to the Partnership Group based on the annual weighted average of time spent and number of employees devoting services to the Partnership Group;

(ii) any expenses incurred or payments made by MPC or its Affiliates on behalf of the Partnership Group for insurance coverage with respect to the Assets or the business of the Partnership Group;

(iii) all expenses and expenditures incurred by MPC or its Affiliates on behalf of the Partnership Group as a result of the Partnership becoming and continuing as a publicly traded entity, including, but not limited to, costs associated with annual, quarterly or current reports, independent auditor fees, partnership governance and compliance, registrar and transfer agent fees, exchange listing fees, tax return and Schedule K-1 preparation and distribution, legal fees, independent director compensation and directors and officers liability insurance premiums; and

(iv) all sales, use, excise, value added or similar taxes, if any, that may be applicable from time to time with respect to the services provided by MPC and its Affiliates to the Partnership Group pursuant to Section 3.1.

(b) As part of the Administrative Fee, the Partnership Group shall pay to MPC a fixed fee, in the amount shown on Schedule C, in consideration for the services of certain employees of MPC and its Affiliates in their capacities as officers of the General Partner and the Group Members. To the extent that the General Partner grants any awards under any of the Partnership’s incentive compensation plans in effect from time to time to any employee of MPC and its Affiliates, or any directors of the General Partner, such awards shall not be part of the Administrative Fee and shall be at the Partnership’s sole expense.

(c) The Parties acknowledge and agree that the Administrative Fee may change each calendar year, as determined by MPC in good faith, to accurately reflect the degree and extent of the General and Administrative Services provided to the Partnership Group and may be adjusted to reflect, among other things, the contribution, acquisition or disposition of assets to or by the Partnership Group or to reflect any change in the cost of providing General and Administrative Services to the Partnership Group due to changes in any law, rule or regulation applicable to the MPC Entities or the Partnership Group, including any interpretation of such laws, rules or regulations.

(d) On or prior to January 1 of each calendar year during the term of this Agreement, MPC will notify the General Partner of the estimated amount of the Administrative Fee (including both the fixed and variable portions of the Administrative Fee as described in Schedule C) to be paid by the Partnership Group for such calendar year. For the calendar year in which the Closing Date occurs, such estimate shall be made on or prior to the Closing Date and shall pertain only to the remainder of such calendar year. Commencing with the first full month following the Closing Date, the Administrative Fee shall be invoiced and paid as follows:

(i) Within 20 days following the end of each month during the term of this Agreement, MPC will submit to the Partnership Group an invoice of the amounts due for such month for the Administrative Fee. Each invoice will contain reasonably satisfactory support of such amounts and such other supporting detail as the General Partner may reasonably require.

(ii) The Partnership Group will pay the Administrative Fee within 10 days after the receipt of the invoice therefor. The Partnership Group shall not offset any amounts owing to it by MPC or any of its Affiliates against the Administrative Fee payable hereunder.

3.3 Reimbursement of Expenses.

(a) In addition to the Administrative Fee payable under Section 3.2, the Partnership Group will reimburse MPC and its Affiliates for any additional out-of-pocket costs and expenses actually incurred by the MPC and its Affiliates in providing the General and Administrative Services, as well as any other out-of-pocket expenses incurred on behalf of the Partnership Group.

(b) The Partnership Group will reimburse MPC and its Affiliates for any costs and expenses incurred by MPC and its Affiliates under Section 3.3(a) as incurred on a monthly basis. For the avoidance of doubt, the General and Administrative Services provided by MPC and its Affiliates pursuant to this Article III will be in addition to, and not in duplication of, the services that will be provided to certain Group Members by certain Affiliates of MPC under the Employee Services Agreements, and MPC and its Affiliates shall not be entitled to reimbursement under this Agreement for any expenses for which Affiliates of MPC are entitled to reimbursement under the Employee Services Agreements.

ARTICLE IV

Licenses of Marks

4.1 Grant of License. Upon the terms and conditions set forth in this Article IV, MPC and MPCLP hereby grant and convey to the Partnership and each of the entities currently or hereafter comprising a part of the Partnership Group a nontransferable, nonexclusive, royalty-free right and license (the “MPC License”) to use the red “M” with hexagon trademark (the “Trademark”) and the other trademarks and tradenames owned by MPC or MPCLP listed on Schedule D (collectively, the “MPC Marks”).

4.2 Ownership and Quality. The Partnership, on behalf of itself and the other Group Members, agrees that ownership of the MPC Marks and the goodwill relating thereto shall remain vested in MPC or MPCLP, as applicable, during the term of the MPC License and thereafter. The Partnership agrees, and agrees to cause the other Group Members, never to challenge, contest or question the validity of MPC’s or MPCLP’s ownership of the MPC Marks or any registration thereof by MPC or MPCLP. In connection with the use of the MPC Marks, the Partnership and any other Group Member shall not in any manner represent that they have any ownership in the MPC Marks or registration thereof. The Partnership, on behalf of itself and the other Group Members, acknowledges that the use of the MPC Marks shall not create any right, title or interest in or to the MPC Marks, and all use of the MPC Marks by the Partnership or any other Group Member shall inure to the benefit of MPC or MPCLP, as applicable. The

Partnership agrees, and agrees to cause the other Group Members, to use the MPC Marks in accordance with such quality standards established by MPC or MPCLP and communicated to the Partnership Group from time to time, it being understood that the products and services offered by the Group Members as of the Closing Date are of a quality that is acceptable to MPC or MPCLP.

4.3 Grant of License. Upon the terms and conditions set forth in this Article IV, the General Partner, for the benefit of the Partnership, hereby grants and conveys to MPC and its Affiliates a nontransferable, nonexclusive, royalty-free right and license (“MPLX License”) to use the “MPLX” logo and trademark (the “MPLX Trademark”) and the other trademarks and tradenames owned by the Partnership listed on Schedule D (collectively, the “MPLX Marks”).

4.4 Ownership and Quality. MPC agrees, on behalf of itself and the MPC Entities, that ownership of the MPLX Marks and the goodwill relating thereto shall remain vested in the General Partner, for the benefit of the Partnership, during the term of the MPLX License and thereafter. MPC agrees, and agrees to cause the MPC Entities, never to challenge, contest or question the validity of the General Partner’s ownership of the MPLX Marks or any registration thereof by the General Partner or the Partnership. In connection with the use of the MPLX Marks, neither MPC nor any of the MPC Entities shall in any manner represent that they have any ownership in the MPLX Marks or registration thereof. MPC, on behalf of itself and the MPC Entities, acknowledges that the use of the MPLX Marks shall not create any right, title or interest in or to the MPLX Marks, and all use of the MPLX Marks by MPC or any of the MPC Entities shall inure to the benefit of the General Partner and the Partnership. MPC agrees, and agrees to cause the MPC Entities, to use the MPLX Marks in accordance with such quality standards established by the General Partner, on behalf of and for the benefit of the Partnership, and communicated to MPC from time to time.

4.5 Termination. The MPC License and the MPLX License shall each terminate upon the termination of this Agreement pursuant to Section 6.5.

ARTICLE V

Represented Employees

5.1 Transfer of Represented Employees. The Parties acknowledge that the employees of Marathon Pipe Line LLC were transferred to Marathon Petroleum Logistics Services LLC on or before the Closing Date. The Parties agree to cooperate and shall take all action necessary to effectuate such transfer and shall comply with the terms of the applicable collective bargaining agreements with respect to any of those employees.

ARTICLE VI

Miscellaneous

6.1 Confidentiality.

(a) From and after the Closing Date, each of the Parties shall hold, and shall cause their respective Subsidiaries and Affiliates and its and their directors, officers, employees, agents, consultants, advisors, and other representatives (collectively, “Representatives”) to hold all Confidential Information in strict confidence, with at least the same degree of care that applies to such Party’s confidential and proprietary information and shall not use such Confidential Information and shall not release or disclose such Confidential Information to any other Person, except its Representatives. Each Party shall be responsible for any breach of this section by any of its Representatives.

(b) If a Party receives a subpoena or other demand for disclosure of Confidential Information received from any other Party or must disclose to a Governmental Authority any Confidential Information received from such other Party in order to obtain or maintain any required governmental approval, the receiving Party shall, to the extent legally permissible, provide notice to the providing Party before disclosing such Confidential Information. Upon receipt of such notice, the providing Party shall promptly either seek an appropriate protective order, waive the receiving Party’s confidentiality obligations hereunder to the extent necessary to permit the receiving Party to respond to the demand, or otherwise fully satisfy the subpoena or demand or the requirements of the applicable Governmental Authority. If the receiving Party is legally compelled to disclose such Confidential Information or if the providing Party does not promptly respond as contemplated by this section, the receiving Party may disclose that portion of Confidential Information covered by the notice or demand.

(c) Each Party acknowledges that the disclosing Party would not have an adequate remedy at law for the breach by the receiving Party of any one or more of the covenants contained in this Section 6.1 and agrees that, in the event of such breach, the disclosing Party may, in addition to the other remedies that may be available to it, apply to a court for an injunction to prevent breaches of this Section 6.1 and to enforce specifically the terms and provisions of this Section 6.1. Notwithstanding any other section hereof, the provisions of this Section 6.1 shall survive the termination of this Agreement.

6.2 Choice of Law; Mediation; Submission to Jurisdiction.

(a) This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.

(b) If the Parties cannot resolve any dispute or claim arising under this Agreement, then no earlier than 10 days nor more than 60 days following written notice to the other Parties, any Party may initiate mandatory, non-binding mediation hereunder by giving a notice of mediation (a “Mediation Notice”) to the other Parties. In connection with any mediation pursuant to this Section 6.2, the mediator shall be jointly appointed by the Parties and the mediation shall be conducted in Findlay, Ohio unless otherwise agreed by the Parties. All costs and expenses of the mediator appointed pursuant to this section shall be shared equally by the Parties. The then-current Model ADR Procedures for Mediation of Business Disputes of the Center for Public Resources, Inc., either as written or as modified by mutual agreement of the Parties, shall govern any mediation pursuant to this section. In the mediation, each Party shall be represented by one or more senior representatives who shall have authority to resolve any disputes. If a Dispute has not been resolved within 30 days after the receipt of the Mediation Notice by a Party, then any Party may refer the resolution of the dispute to litigation.

(c) Each Party agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, whether in tort or contract or at law or in equity, exclusively in any federal or state courts located in Delaware and (i) irrevocably submits to the exclusive jurisdiction of such courts, (ii) waives any objection to laying venue in any such action or proceeding in such courts, (iii) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it and (iv) agrees that service of process upon it may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 6.3. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of Delaware for any purpose except as provided herein and shall not be deemed to confer rights on any Person other than the Parties.

6.3 Notice. All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by e-mail or United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by facsimile to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by e-mail or facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 6.3.

If to the MPC Entities:

Marathon Petroleum Corporation

539 South Main St.

Findlay, OH 45840

Attn: General Counsel

Facsimile: (419) 421-3124

E-mail: jmwilder@marathonpetroleum.com

If to any Group Member:

MPLX LP

c/o MPLX GP LLC, its General Partner

200 East Hardin St.

Findlay, OH 45840

Attn: General Counsel

Facsimile: (419) 421-3124

E-mail: jmwilder@marathonpetroleum.com

6.4 Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

6.5 Termination of Agreement. This Agreement, other than the provisions set forth in Article II hereof, may be terminated (a) by the written agreement of all of the Parties or (b) by MPC or the Partnership immediately upon a Partnership Change of Control by written notice given to the other Parties to this Agreement. For the avoidance of doubt, the Parties’ indemnification obligations under Article II shall survive the termination of this Agreement in accordance with their respective terms.

6.6 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

6.7 Assignment. No Party shall have the right to assign its rights or obligations under this Agreement without the consent of the other Parties; provided, however, that the Partnership Group may make a collateral assignment of this Agreement solely to secure financing for the Partnership Group.

6.8 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document and shall be construed together and shall constitute one and the same instrument.

6.9 Severability. If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

6.10 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

6.11 Rights of Limited Partners. The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no Limited Partner of the Partnership shall have the right, separate and apart from the Partnership, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

Marathon Petroleum Corporation

By:

Marathon Petroleum Company LP
By: MPC Investment LLC, its general partner

By:

MPL Investment LLC

By:

MPLX LP
By:	MPLX GP LLC, its general partner

By:

MPLX GP LLC

By:

MPLX Pipe Line Holdings LP

By:

[Signature page to Omnibus Agreement]

Schedule A

Pre-Closing Litigation

Schedule B

Environmental Remediation Locations

Schedule C

General and Administrative Services

Pursuant to Section 3.1

(1)	Management services of MPC and its Affiliates (other than the General Partner) provided by employees who devote less than 50% of their business time to the business and affairs of the Partnership. This cost includes MPC-stock based compensation expense.

(2)	Financial and administrative services (including treasury and accounting)

(3)	Information technology services – professional services

(4)	Legal services

(5)	Health, environmental, safety and security services (including third party security services)

(6)	Human resources services

(7)	Tax services

(8)	Procurement services

(9)	Investor Relations; Government & Public affairs services

(10)	Analytical & engineering services

(11)	Business Development services

Pursuant to Section 3.2

The fixed portion of the Administrative Fee for calendar year 2013, as described in Section 3.2, will be $31,842,000. For the avoidance of doubt, the fixed portion of the Administrative Fee for the remainder of calendar year 2012 will be the same annual amount as calendar year 2013 pro-rated based on the number of days remaining in 2012 from the Closing Date.

The portion of the Administrative Fee attributable to any marketing and transportation engineering services, information technology services, administrative/office services, and public company expenses and will be a variable amount based on the costs actually incurred by the MPC and its Affiliates on behalf of the Partnership Group (other than any costs for which MPC and its Affiliates are reimbursed pursuant to Section 3.3). The portion of the variable amount of the Administrative Fee attributable to any marketing and transportation engineering services described in the preceding sentence will be based on the costs incurred by MPC and its Affiliates on behalf of the Partnership Group (other than any costs for which MPC and its Affiliates are reimbursed pursuant to Section 3.3) plus 6.0% of such costs.

Pursuant to Section 3.2(b)

The fixed portion of the Administrative Fee for calendar year 2013 includes as a part thereof, the following amounts attributable to services provided by officers of the Partnership Group:

(1) G. R. Heminger, Chairman of the Board and CEO	$1,175,000
G. L. Peiffer, President	$475,000
D. C. Templin, Chief Financial Officer	$475,000
(2) All other officers as a group	$1,350,000

Total	$3,475,000

Schedule D

Trademarks, Tradenames & Patents

Depiction	Mark	Goods/Services	Status	Application Number	Registration Number	Registration Date	Applicant
Word Mark	AN AMERICAN COMPANY SERVING AMERICA	TRUCK TRANSPORTATION SERVICES (IC 39)	Registered	75090021	2059119	5/6/1997	Marathon Petroleum Company LP
M MARATHON	M MARATHON & Design	STORAGE, TRANSPORTATION, DELIVERY, AND DISTRIBUTION OF OIL, GAS AND GASES VIA PIPELINE, TRUCK, TRAIN AND MARINE VESSELS (IC 39)	Registered	85425826	4167004	7/3/2012	Marathon Petroleum Company LP
MARATHON	MARATHON	STORAGE, TRANSPORTATION, DELIVERY AND DISTRIBUTION OF OIL, GAS AND GASES VIA PIPELINE, TRUCK, TRAIN AND MARINE VESSELS (IC 39)	Registered	85425783	4167002	7/3/2012	Marathon Petroleum Company LP
MPLX ENERGYLOGISTICS	MPLX Logo & Design	STORAGE, TRANSPORTATION, DELIVERY, SHIPPING, PROCESSING AND DISTRIBUTION OF OIL, REFINED PRODUCTS AND OTHER HYDROCARBON-BASED PRODUCTS VIA PIPELINE, TRUCK, TRAIN AND MARINE VESSELS	Pending	85635730	N/A	N/A	MPLX GP LLC
	MPLX Logo & Design	STORAGE, TRANSPORTATION, DELIVERY, SHIPPING, PROCESSING AND DISTRIBUTION OF OIL, REFINED PRODUCTS AND OTHER HYDROCARBON-BASED PRODUCTS VIA PIPELINE, TRUCK, TRAIN AND MARINE VESSELS	Pending	85638040	N/A	N/A	MPLX GP LLC
MPLX	MPLX in block letter	STORAGE, TRANSPORTATION, DELIVERY, SHIPPING, PROCESSING AND DISTRIBUTION OF OIL, REFINED PRODUCTS AND OTHER HYDROCARBON-BASED PRODUCTS VIA PIPELINE, TRUCK, TRAIN AND MARINE VESSELS	Pending	85635348	N/A	N/A	MPLX GP LLC